Exhibit 5.1
[Letterhead of Davis Polk & Wardwell]
650-752-2000
February 23, 2007
Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, CA 90071
Ladies and Gentlemen:
     We have acted as special counsel to Reliance Steel & Aluminum Co., a California corporation (the “Company”), and the subsidiary guarantors (the “Subsidiary Guarantors”) which are signatories of the Indenture dated as of November 20, 2006 (the “Indenture”) and First Supplemental Indenture dated as of February 8, 2007, each among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee, in connection with the Company’s offer (the “Exchange Offer”) to exchange $350,000,000 aggregate principal amount of its new 6.200% Senior Notes due 2016 (the “New 2016 Notes”) for any and all of its currently outstanding 6.200% Senior Notes due 2016 (the “Old 2016 Notes”) and to exchange $250,000,000 aggregate principal amount of its new 6.850% Senior Notes due 2036 (together with the New 2016 Notes, “the New Notes”) for any and all of its currently outstanding and 6.850% Senior Notes due 2036 (together with the Old 2016 Notes, the “Old Notes”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on the date hereof.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, as we have deemed necessary or advisable for the purpose of rendering this opinion.
     Upon the basis of the foregoing, we are of the opinion that the New Notes of each series and the related guarantees, assuming due execution, authentication and delivery, when exchanged for the Old Notes of the applicable series in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company and Allegheny Steel Distributors, Inc., Aluminum and Stainless, Inc., American Metals Corporation, American Steel, L.L.C., AMI Metals, Inc., CCC Steel, Inc., Chapel Steel Corp., Chatham Steel Corporation, Crest Steel Corporation, Durrett Sheppard Steel Co., Inc., Earle M. Jorgensen Company, Encore Metals (USA), Inc., Industrial Metals and Surplus, Inc., LBT, Inc., Liebovich Bros., Inc., Lusk Metals, Pacific Metal Company, PDM Steel Service Centers, Inc., Phoenix Corporation, Precision Strip, Inc., Precision Strip Transport, Inc., RSAC Management Corp., Service Steel Aerospace Corp., Siskin Steel & Supply Company, Inc., Toma Metals, Inc., Viking Materials, Inc. and Yarde Metals, Inc., respectively, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Validity of New Notes” in the Prospectus contained in such Registration Statement.
Very truly yours,

/s/ Davis Polk & Wardwell